Exhibit 99.2

Stepan Increases Quarterly Cash Dividend,

Marking the Forty-Ninth Consecutive Year of Increases

Northfield, Illinois, October 18, 2016 -- Stepan Company (NYSE:SCL) today reported:

On October 17, 2016, the Board of Directors of Stepan Company declared a 7.9% increase in the Company’s quarterly cash dividend on its common stock to $0.205 per share. The dividend is payable on December 15, 2016, to common stockholders of record on November 30, 2016. The increase marks the forty-ninth consecutive year in which the quarterly dividend rate on the Company’s common stock has increased.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries.  Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds.  The Company is also a leading supplier of Polyurethane polyols used in the expanding thermal insulation market, and C.A.S.E. (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL.  For more information about Stepan Company please visit the Company online at www.stepan.com

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. Significant risks and uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) risks related to our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, costs related to expansion or other capital projects, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the effect of customer product reformulations or new technologies, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, disruptions in production at manufacturing facilities, volatility of raw material, natural gas and energy costs, maintaining and protecting intellectual property rights, interruption or breaches of information technology systems, disruptions in transportation or significant changes in transportation costs, our level of indebtedness and general economic conditions.  These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Source:   Stepan Company
Contact:  Scott D. Beamer847-446-7500